EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Groove Botanicals, Inc., a registrant incorporated in the United States, as of December 2, 2021, has the following subsidiaries:

1.	Biotrex, Inc.
•	Jurisdiction of Incorporation: Wyoming, United States
•	Percentage of Voting Securities Owned by Groove Botanicals, Inc.: 100%
2.	Maxidyne, Inc.
•	Jurisdiction of Incorporation: Wyoming, United States
•	Percentage of Voting Securities Owned by Groove Botanicals, Inc.: 100%

As of December 2, 2021, there are no other subsidiaries of Groove Botanicals, Inc. All subsidiaries are wholly owned by Groove Botanicals, Inc.

Please note that while these corporations are currently wholly owned by Groove Botanicals, Inc., their status may change in the future. This document may not reflect such changes after the stated date.